Exhibit 99.1

Contact: Brett Perryman ir@bsig.com (617) 369-7300
BrightSphere Reports Financial and Operating Results for the Second Quarter Ended June 30, 2018

•	U.S. GAAP EPS of $0.02 per share, down (81.8)% from Q2 2017; U.S. GAAP earnings of $2.1 million, down (83.7)%

•	Economic net income EPS of $0.47 per share, an increase of 11.9% from Q2 2017 and economic net income of $50.5 million, an increase of 8.4% from Q2 2017

•	AUM of $234.3 billion at June 30, 2018, a decrease of (2.4)% from March 31, 2018 and a decrease of (9.5)% from June 30, 2017, including the divestiture of Heitman

•
Net client cash flows (“NCCF”) for the quarter of $(4.1) billion yielding an annualized revenue impact of $(15.2) million and NCCF for the six-month period of $(2.2) billion yielding an annualized revenue impact of $3.8 million

•	Repurchase of 3,423,952 shares ($50 million) in 2018 through July 31

London - August 2, 2018 - BrightSphere Investment Group plc (NYSE: BSIG) reports its results for the second quarter ended June 30, 2018.
“While this was a challenging quarter, BrightSphere’s diversified, global franchise produced solid earnings growth, with ENI per share up 12% year-over-year, to $0.47,” said Steve Belgrad, BrightSphere’s President and Chief Executive Officer. “Our near-term investment performance was impacted by macro and style challenges in emerging markets, although long-term performance remains strong. As of June 30, assets representing 43%, 71%, and 81% of revenue outperformed their benchmarks on a one-, three- and five-year basis, respectively. Net client cash flows were impacted by both reduced gross sales after an unusually strong period of funding in the first quarter and increased redemptions in U.S. subadvisory and select small-cap products.
“Looking ahead, we are confident in our ability to generate shareholder value across market cycles. Our Affiliates are highly regarded boutique asset managers with strong long-term track records, and our profit share model provides structural variability to our expenses in difficult market environments. We are committed to the ongoing diversification of our business, and continue to expand our investment capabilities and product reach. Strategies such as leveraged loans at Barrow Hanley and multi-asset class at Acadian are gaining traction, while the upcoming launch of our UCITS platform will broaden our offerings in Europe. Our global pipeline is robust and diverse, as our team pursues opportunities on behalf of our Affiliates.”
Mr. Belgrad concluded, “We have been very active in cultivating relationships with prospective new Affiliates, and remain focused on generating incremental earnings growth through additional, diversifying investments. We have ample capacity to execute new investments; at the same time, given the valuation of our shares, we have maintained the stock buy-back program initiated earlier this year, and have repurchased over 3.4 million shares through July 31.”
James J. Ritchie, BrightSphere’s Chairman, added, “Finally, we are grateful to Kyle Legg, who joined our Board of Directors at the time of our IPO and retired in June. Kyle was a member of the Audit Committee and the Chair of the Compensation Committee, and I personally will miss her invaluable contributions and guidance. At the same time, I am pleased to welcome Reginald Love to our Board. Reggie is a partner at RON Transatlantic EG, where he focuses on financial services and energy investments. We look forward to serving with him as BrightSphere continues to grow.”

Table 1: Key Performance Metrics
($ in millions, unless otherwise noted)	Three Months Ended June 30,			Six Months Ended June 30,
U.S. GAAP Basis	2018	2017	Increase (Decrease)	2018	2017	Increase (Decrease)
Revenue	$233.9	$218.8	6.9%	$483.6	$415.0	16.5%
Pre-tax income from cont. ops. attributable to controlling interests	5.7	13.9	(59.0)%	91.7	41.0	123.7%
Net income attributable to controlling interests	2.1	12.9	(83.7)%	59.4	34.3	73.2%
Diluted shares outstanding (in millions)	108.6	111.8		109.1	113.1
Diluted earnings per share, $	$0.02	$0.11	(81.8)%	$0.54	$0.30	80.0%
U.S. GAAP operating margin	6.5%	5.9%	65 bps	8.5%	8.8%	(31) bps

Economic Net Income Basis (Non-GAAP measure used by management)
ENI revenue	$230.7	$221.4	4.2%	$478.5	$420.2	13.9%
Pre-tax economic net income	65.8	63.0	4.4%	137.2	115.4	18.9%
Economic net income	50.5	46.6	8.4%	105.4	85.5	23.3%
ENI diluted earnings per share, $	$0.47	$0.42	11.9%	$0.97	$0.76	27.6%
Adjusted EBITDA	72.8	70.6	3.1%	151.8	130.5	16.3%
ENI operating margin	38.1%	38.1%	7 bps	39.1%	37.3%	188 bps

Other Operational Information(1)
Assets under management at period end ($ in billions)	$234.3	$258.8	(9.5)%	$234.3	$258.8	(9.5)%
Net client cash flows ($ in billions)	(4.1)	(0.3)	n/m	(2.2)	(2.8)	n/m
Annualized revenue impact of net flows ($ in millions)	(15.2)	13.1	n/m	3.8	13.9	(72.7)%
(1) As previously disclosed, on January 5, 2018, BrightSphere closed the sale of its stake in Heitman LLC to Heitman’s management. Excluding Heitman, AUM, NCCF, and annualized revenue impact of net flows were $226.4 billion, $(0.8) billion, and $11.3 million, respectively, for the three months ended June 30, 2017 and were $226.4 billion, $(3.4) billion, and $11.9 million, respectively, for the six months ended June 30, 2017.

Please see “Definitions and Additional Notes.” Please see Table 7 for a reconciliation of U.S. GAAP net income attributable to controlling interests to economic net income.

Assets Under Management and Flows

At June 30, 2018, BrightSphere’s total assets under management (“AUM”) were $234.3 billion, down $(5.8) billion, or (2.4)%, compared to $240.1 billion at March 31, 2018. The decrease in AUM during the three months ended June 30, 2018 primarily reflects net market depreciation of $(1.7) billion and net outflows of $(4.1) billion. At June 30, 2018, BrightSphere’s AUM was down $(24.5) billion, or (9.5)%, compared to $258.8 billion at June 30, 2017. The decrease in AUM compared to the prior year reflects the removal of Heitman, which accounted for $32.4 billion of AUM at June 30, 2017, as well as net flows of $(5.4) billion offset by net market appreciation of $13.3 billion.

For the three months ended June 30, 2018, BrightSphere’s net client cash flows were $(4.1) billion compared to $1.9 billion for the three months ended March 31, 2018 and $(0.3) billion for the three months ended June 30, 2017. Gross inflows in the three months ended June 30, 2018 were $6.1 billion (compared to $10.3 billion in the first quarter of 2018 and $8.1 billion in the second quarter of 2017) and gross outflows and hard asset disposals were $(10.2) billion (compared to $(8.4) billion in the first quarter of 2018 and $(8.4) billion in the second quarter of 2017). The increase in outflows in the three months ended June 30, 2018 was due to secular U.S. equity subadvisory withdrawals and performance-related withdrawals in U.S. and non-U.S. small cap products. Hard asset disposals of $(0.1) billion, $(0.1) billion, and $(0.2) billion are reflected in the net client cash flows for the three months ended June 30, 2018, March 31, 2018 and June 30, 2017, respectively. For the three months ended June 30, 2018, the annualized revenue impact of the net client cash flows was $(15.2) million, which compares to $19.0 million for the three months ended March 31, 2018 and $13.1 million for the three months ended June 30, 2017 (see “Definitions and Additional Notes”). Gross inflows of $6.1 billion yielded approximately 42 bps, while gross outflows and hard asset disposals of $(10.2) billion in the same period yielded approximately 40 bps.

For the six months ended June 30, 2018, BrightSphere’s net client cash flows were $(2.2) billion compared to $(2.8) billion for the six months ended June 30, 2017. As previously disclosed, flow information in this release includes flows from Heitman for the first half of 2017, but excludes it thereafter. Excluding Heitman, net flows in the six months ended June 30, 2017 were $(3.4) billion. The net flows in the six months ended June 30, 2018 were impacted by strong sales in alternatives, offset by higher global / non-U.S. equity outflows. For the six months ended June 30, 2018, the annualized revenue impact of the net client cash flows was $3.8 million compared to $13.9 million for the six months ended June 30, 2017 which reflects a reduction in the spread between bps on inflows and outflows. Gross inflows of $16.4 billion in the six months ended June 30, 2018, compared to $16.3 billion in the prior year, yielded an average of 46 bps compared to 48 bps in the year-ago period while gross outflows and hard asset disposals of $(18.6) billion, compared to $(19.1) billion in the prior year, yielded 39 bps in the six months ended June 30, 2018 compared to 33 bps in the year-ago period.

Table 2: Assets Under Management Rollforward Summary(1)

($ in billions, unless otherwise noted)	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Beginning AUM	$240.1	$243.0	$249.7	$243.0	$240.4
Gross inflows	6.1	10.3	8.1	16.4	16.3
Gross outflows	(10.1)	(8.3)	(8.2)	(18.4)	(18.8)
Net flows before hard asset disposals	(4.0)	2.0	(0.1)	(2.0)	(2.5)
Hard asset disposals	(0.1)	(0.1)	(0.2)	(0.2)	(0.3)
Net flows	(4.1)	1.9	(0.3)	(2.2)	(2.8)
Market appreciation (depreciation)	(1.7)	(3.3)	9.4	(5.0)	21.2
Other(2)	—	(1.5)	—	(1.5)	—
Ending AUM	$234.3	$240.1	$258.8	$234.3	$258.8

Basis points: inflows	42.3	48.9	52.8	46.4	47.7
Basis points: outflows	40.2	37.4	35.3	38.9	33.4
Annualized revenue impact of net flows ($ in millions)	$(15.2)	$19.0	$13.1	$3.8	$13.9
Derived average weighted NCCF ($ in billions)	(3.9)	4.6	3.4	0.7	3.6
(1) As of the beginning of the third quarter, 2017, the Company removed Heitman from its AUM and cash flow metrics. AUM and flows shown here for 2017 include Heitman and AUM and flows for 2018 exclude Heitman.

(2) “Other” in Q1’18 primarily relates to the decline in billable AUM as a legacy alternative fund transitioned from billing based on committed AUM to net asset value.
Please see “Definitions and Additional Notes”

Balance Sheet and Capital Management

Condensed Consolidated Balance Sheets as of June 30, 2018 and December 31, 2017 are provided in Table 3 below. At June 30, 2018, the Company had $393.0 million of long-term bonds ($400.0 million face value, net of discount and fees), $0.0 million outstanding on its $350 million credit facility and $15.0 million drawn on a non-recourse seed capital financing facility. Shareholders’ equity (attributable to controlling interests) amounted to $89.6 million. The Company’s ratio of third party borrowings (excluding non-recourse debt) to trailing twelve months Adjusted EBITDA was 1.3x, significantly below the Company’s revolving credit facility covenant of 3.0x. Of the Company’s cash and cash equivalents of $234.7 million at June 30, 2018, $75.8 million was held at Affiliates and $158.9 million was available at the Center.

As of June 30, 2018, the Company had total seed and co-investment holdings of $160.1 million. During the six months ended June 30, 2018, the Company has made investments of approximately $63 million to support Affiliate strategies and product capabilities. During the quarter, the Company drew down $15.0 million on the non-recourse seed capital financing facility, leaving $50.0 million available to be drawn down as of June 30, 2018.

On March 26, 2018, the Company announced that it was authorized by its board of directors to resume its share repurchase program. As of July 31, on a year-to-date basis, the Company has purchased a total of 3,423,952 shares at a weighted average price of $14.59 per share, or approximately $50 million in total.

Table 3: Condensed Consolidated Balance Sheets

($ in millions)	June 30, 2018		December 31, 2017
Assets
Cash and cash equivalents	$234.7		$186.3
Investment advisory fees receivable	198.6		208.3
Investments(1)	205.6		244.4
Other assets	707.8		698.8
Assets of consolidated Funds(2)	149.5		153.9
Total assets	$1,496.2		$1,491.7

Liabilities and equity
Accounts payable and accrued expenses	$183.8		$241.0
Due to OM plc	49.1		59.1
Non-recourse borrowings	15.0		33.5
Third party borrowings	393.0		392.8
Other liabilities	684.6		583.5
Liabilities of consolidated Funds(2)	15.6		10.5
Total liabilities	1,341.1		1,320.4

Shareholders’ equity	89.6		75.4
Non-controlling interests, including NCI of consolidated Funds(2)	65.5		95.9
Total equity	155.1		171.3
Total liabilities and equity	$1,496.2		$1,491.7

Third party borrowings / trailing twelve months Adjusted EBITDA(3)	1.3	x	1.4	x
(1) Includes investment in Heitman of $53.8 million at December 31, 2017.
(2) Consolidated Funds represent certain seed and co-investments.
(3) Excludes non-recourse borrowings.
Please see “Definitions and Additional Notes”

Investment Performance

The Company’s near-term investment performance was impacted by a negative global equity environment in the second quarter of 2018. Table 4 below presents a summary of the Company’s investment performance as of June 30, 2018, March 31, 2018, December 31, 2017 and June 30, 2017. Performance is shown on a revenue-weighted basis, an equal-weighted basis and an asset-weighted basis. Please see “Definitions and Additional Notes” for further information on the calculation of performance.

Table 4: Investment Performance

(% outperformance vs. benchmark)	Revenue-Weighted
	June 30, 2018	March 31, 2018	December 31, 2017	June 30, 2017
1-Year	43%	62%	65%	74%
3-Year	71%	72%	72%	73%
5-Year	81%	79%	83%	78%

	Equal-Weighted
	June 30, 2018	March 31, 2018	December 31, 2017	June 30, 2017
1-Year	50%	59%	59%	63%
3-Year	68%	72%	69%	73%
5-Year	76%	75%	82%	77%

	Asset-Weighted
	June 30, 2018	March 31, 2018	December 31, 2017	June 30, 2017
1-Year	43%	57%	61%	70%
3-Year	67%	69%	71%	68%
5-Year	78%	74%	74%	66%
Investment performance is calculated gross of fees.
Please see “Definitions and Additional Notes”

As of June 30, 2018, assets representing 43%, 71% and 81% of revenue were outperforming benchmarks on a 1-, 3- and 5- year basis, respectively, compared to 62%, 72% and 79% at March 31, 2018; and 74%, 73% and 78% at June 30, 2017. Second quarter volatility contributed to declines against benchmarks on a one-year basis for several strategies, particularly in global / non-U.S. asset classes. One emerging markets product represented 16% of the 19% 1-year decline from March 31, 2018 due to macro-related under performance in June.

Financial Results: U.S. GAAP

Table 5 below presents the Company’s U.S. GAAP Statement of Operations. For the three months ended June 30, 2018 and 2017, diluted earnings per share were $0.02 and $0.11, respectively, a decrease of (81.8)%, and net income attributable to controlling interests was $2.1 million and $12.9 million, respectively, a decrease of $(10.8) million, or (83.7)%.  Earnings per share calculations are impacted by the shares repurchased in 2017 and 2018 which contributed to a decrease in average diluted shares outstanding of (3.2) million, or (2.9)% for the three-month period and (4.0) million, or (3.5)%, for the six-month period. For the three months ended June 30, 2018, compared to the three months ended June 30, 2017, U.S. GAAP revenue increased $15.1 million, or 6.9%, from $218.8 million to $233.9 million, as a result of higher levels of average assets under management, excluding equity-accounted Affiliates, and the continued shift to higher fee rate products, offset by lower performance fees. Operating expenses increased $12.7 million, or 6.2%, from $205.9 million for the three months ended June 30, 2017, to $218.6 million for the three months ended June 30, 2018, primarily due to increases in compensation and benefits expense, driven by higher revaluations of Affiliate equity and profit interests offset by lower variable compensation as the prior-year quarter included $9.3 million related to CEO succession. Compensation expense also reflects the amortization of contingent consideration and the portion of equity not acquired by the Company at Landmark. Under U.S. GAAP, the fair value of both the contingent consideration and the portion of equity not acquired by the Company is recorded as compensation expense over the applicable term because service requirements exist for holders of these units. These units are also revalued each quarter, with any change recorded in that period as an adjustment to compensation expense. Investment income (loss) decreased $(5.4) million, from $5.0 million for the three months ended June 30, 2017, to $(0.4) million for the three months ended June 30, 2018, due to the removal of Heitman and the negative market impact on seed capital investments. Income tax expense increased for the quarter reflecting the decrease in the U.S. tax rate offset by an increase in

U.K. taxes due to tax law changes enacted in the fourth quarter of 2017, along with additional tax charges relating to changes in state tax law, vesting of employee share awards and reserves for uncertain tax positions.

For the six months ended June 30, 2018 and 2017, diluted earnings per share was $0.54 and $0.30, respectively, an increase of 80.0%, and net income attributable to controlling interests was $59.4 million and $34.3 million, respectively, an increase of $25.1 million, or 73.2%.  U.S. GAAP revenue increased $68.6 million, or 16.5%, from $415.0 million for the six months ended June 30, 2017, to $483.6 million for the six months ended June 30, 2018, reflecting higher bps yield on higher levels of average assets under management, excluding equity-accounted Affiliates, including net catch-up fees related to certain alternative products, offset by lower performance fees. The increase in other revenue for the six months ended June 30, 2018 was primarily attributable to the adoption of new accounting rules on January 1 related to revenue recognition that require us to record as separate revenue and expense certain Fund expenses paid by our Affiliates and subsequently reimbursed by the Fund. These reimbursed costs, amounting to $5.0 million for the six months ended June 30, 2018, were recorded on a net basis in prior years. Operating expenses increased $64.1 million, or 16.9%, from $378.6 million for the six months ended June 30, 2017, to $442.7 million for the six months ended June 30, 2018, primarily as a result of higher compensation and benefits (see Table 6). The increase in compensation and benefits is predominantly due to increases in the revaluation of Affiliate equity and profits interests driven by the U.S. GAAP treatment of the Landmark transaction and higher Affiliate key employee distributions.

The $54.6 million increase in investment income for the six months ended June 30, 2018 compared to the six months ended June 30, 2017 primarily reflects the Company’s gain recognized upon the sale of its investment in Heitman. Income tax expense increased due to the impact of the sale of Heitman in January 2018 and the net impact of U.S. and U.K. tax law changes enacted in the fourth quarter of 2017.

Table 5: U.S. GAAP Statement of Operations

($ in millions, unless otherwise noted)	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	Increase (Decrease)	2018	2017	Increase (Decrease)
Management fees	$226.4	$206.7	9.5%	$471.4	$402.4	17.1%
Performance fees	3.0	11.2	(73.2)%	5.0	11.4	(56.1)%
Other revenue	3.3	0.4	n/m	5.8	0.5	n/m
Consolidated Funds’ revenue	1.2	0.5	140.0%	1.4	0.7	100.0%
Total revenue	233.9	218.8	6.9%	483.6	415.0	16.5%
Compensation and benefits (see Table 6)	183.4	173.4	5.8%	372.6	316.2	17.8%
General and administrative	29.8	27.7	7.6%	59.3	53.3	11.3%
Amortization of acquired intangibles	1.7	1.7	—%	3.3	3.3	—%
Depreciation and amortization	3.5	2.8	25.0%	6.9	5.3	30.2%
Consolidated Funds’ expense	0.2	0.3	(33.3)%	0.6	0.5	20.0%
Total operating expenses	218.6	205.9	6.2%	442.7	378.6	16.9%
Operating income	15.3	12.9	18.6%	40.9	36.4	12.4%
Investment income (loss)	(0.4)	5.0	n/m	65.7	11.1	491.9%
Interest income	0.6	0.3	100.0%	1.1	0.4	175.0%
Interest expense	(6.1)	(5.9)	3.4%	(12.4)	(11.8)	5.1%
Net consolidated Funds’ investment gains (losses)	(3.3)	2.3	n/m	(5.7)	6.5	n/m
Income from continuing operations before taxes	6.1	14.6	(58.2)%	89.6	42.6	110.3%
Income tax expense	3.6	1.0	260.0%	32.3	6.6	389.4%
Income from continuing operations	2.5	13.6	(81.6)%	57.3	36.0	59.2%
Gain (loss) on disposal of discontinued operations, net of tax	—	—	n/m	—	(0.1)	(100.0)%
Net income	2.5	13.6	(81.6)%	57.3	35.9	59.6%
Net income (loss) attributable to non-controlling interests	0.4	0.7	(42.9)%	(2.1)	1.6	n/m
Net income attributable to controlling interests	$2.1	$12.9	(83.7)%	$59.4	$34.3	73.2%
Earnings per share, basic, $	$0.02	$0.12	(83.3)%	$0.54	$0.30	80.0%
Earnings per share, diluted, $	0.02	0.11	(81.8)%	0.54	0.30	80.0%
Basic shares outstanding (in millions)	108.4	111.3		108.9	112.4
Diluted shares outstanding (in millions)	108.6	111.8		109.1	113.1

U.S. GAAP operating margin	7%	6%	65 bps	8%	9%	(31) bps
Pre-tax income from continuing operations attributable to controlling interests	$5.7	$13.9	(59.0)%	$91.7	$41.0	123.7%
Net income from continuing operations attributable to controlling interests	2.1	12.9	(83.7)%	59.4	34.4	72.7%
Please see “Definitions and Additional Notes”

Table 6: Components of U.S. GAAP Compensation Expense

($ in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	Increase (Decrease)	2018	2017	Increase (Decrease)
Fixed compensation and benefits(1)	$47.5	$41.5	14.5%	$96.7	$84.3	14.7%
Sales-based compensation	4.2	4.5	(6.7)%	9.1	8.9	2.2%
Variable compensation(2)	61.3	69.9	(12.3)%	125.2	121.1	3.4%
Affiliate key employee distributions	18.7	16.5	13.3%	42.4	31.4	35.0%
Non-cash key employee-owned equity revaluations	34.0	23.3	45.9%	63.9	35.2	81.5%
Acquisition-related consideration and pre-acquisition employee equity(3)	17.7	17.7	—%	35.3	35.3	—%
Total U.S. GAAP compensation expense	$183.4	$173.4	5.8%	$372.6	$316.2	17.8%
(1) For the three and six months ended June 30, 2018, $44.8 million and $91.7 million, respectively, of fixed compensation and benefits is included within economic net income, which excludes Fund expenses initially paid by the Company’s Affiliates on the Fund’s behalf and subsequently reimbursed. For the three and six months ended June 30, 2017, $41.0 million and $83.8 million, respectively, of fixed compensation and benefits (of the $41.5 million and $84.3 million above) is included within economic net income, which excludes the compensation and benefits associated with the CEO transition costs.

(2) For the three and six months ended June 30, 2017, $61.1 million and $112.3 million, respectively, of variable compensation expense (of the $69.9 million and $121.1 million above) is included within economic net income, which excludes the variable compensation associated with the CEO transition costs.

(3) Reflects amortization of contingent consideration and equity owned by employees, both with a service requirement, associated with the Landmark acquisition; revaluation of the Landmark interests is included in “Non-cash key employee-owned equity revaluations” above.

Please see “Definitions and Additional Notes”

Financial Results: Non-GAAP Economic Net Income

For the three months ended June 30, 2018 and 2017, diluted economic net income per share was $0.47 and $0.42, respectively, up $0.05, or 11.9%, on economic net income of $50.5 million and $46.6 million, respectively, an increase of $3.9 million, or 8.4%. For the six months ended June 30, 2018 and 2017, diluted economic net income per share was $0.97 and $0.76, respectively, up $0.21, or 27.6%, on economic net income of $105.4 million and $85.5 million, respectively, an increase of $19.9 million, or 23.3%.  Table 7 reconciles U.S. GAAP to economic net income for the three and six months ended June 30, 2018 and June 30, 2017. Per-share amounts are impacted by the shares repurchased in 2017 and 2018 which contributed to a decrease in weighted average diluted shares outstanding of (3.2) million, or (2.9)% for the three-month period and (4.0) million, or (3.5)%, for the six-month period.

For the three months ended June 30, 2018 and 2017, ENI revenue (see Table 8) increased $9.3 million or 4.2%, from $221.4 million to $230.7 million, including a 9.5% increase in management fees from $206.7 million to $226.4 million, as a result of higher levels of average assets under management, excluding equity-accounted Affiliates, and the continued shift to higher fee rate products. Average assets under management excluding equity-accounted Affiliates in those respective periods (see Table 12) increased 7.0% to $236.3 billion, while the bps yield on these assets increased from 37.5 bps to 38.4 bps, due to positive mix shifts related to markets and flows including the impact of the higher yield on alternative assets over the past four quarters, including inflows at Landmark. Net catch-up fees were not significant for the three months ended June 30, 2018 or 2017. Performance fee revenue was $3.0 million for the current quarter, compared to $11.2 million in the year-ago quarter, principally reflecting a performance fee earned on an alternative product in the prior year that was not repeated in 2018. Other income, including equity-accounted Affiliates, decreased $(2.2) million, or (62.9)% from $3.5 million to $1.3 million due to the fact that Heitman was included in the results for the three months ended June 30, 2017 and is no longer included in the current period. Total ENI operating expenses (see Table 9) grew 7.1%, to $81.4 million, from $76.0 million in the prior-year quarter reflecting the continued growth and investment in the business. Total operating expenses as a percentage of management fee revenue decreased (81) bps from 36.8% to 36.0% as a result of increased scale in the business. Of the $5.4 million increase in operating expense between the three months ended June 30, 2018 and 2017, $3.8 million was due to higher fixed compensation and benefits as a result of new hires and annual cost of living increases. Total ENI variable compensation increased 0.3% quarter-over-quarter from $61.1 million to $61.3 million, while the ENI variable compensation ratio (variable compensation as a percentage of ENI earnings before variable compensation) decreased from 42.0% to 41.1%, partially reflecting the lower cost structure at the Center. The sum of operating expense and variable compensation increased $5.6 million, or 4.1% period-over-period, while revenue increased 4.2% over this period and as a result, BSIG’s ENI operating margin remained stable at 38.1%. Affiliate key employee distributions increased 13.3% quarter-over-quarter, from $16.5 million to $18.7 million, primarily due to higher ENI operating earnings and the levered structure of distributions at certain Affiliates. The ratio of Affiliate key employee distributions over ENI operating earnings was 21.3%, compared to 19.6% in the year-ago quarter, primarily due to higher earnings before Affiliate key employee distributions at Affiliates with higher employee ownership and leveraged equity plans which align incentives for growth. Net interest expense was $3.5 million for the three months ended June 30, 2018, compared to net interest expense of $4.8 million in the prior-year period. The difference in net interest expense between U.S. GAAP and economic net income primarily relates to the financing costs of seed capital and co-investments held for the Company's benefit (see Table 21).  Tax on economic net income for the three months ended June 30, 2018 and 2017 was $15.3 million and $16.4 million, respectively, a decrease of $(1.1) million or (6.7)%, primarily reflecting a decrease in the effective tax rate to 23.3% from 26.0% in the prior-year period. This decrease is primarily due to the net impact of U.S. and U.K. tax law changes enacted in the fourth quarter of 2017.

For the six months ended June 30, 2018 and 2017, ENI revenue (see Table 8) increased $58.3 million or 13.9%, from $420.2 million to $478.5 million, driven primarily by a 17.1% increase in management fees from $402.4 million to $471.4 million. This growth was related to increases in both average assets under management, excluding equity-accounted Affiliates, and our weighted-average fee rate on average AUM, which also benefited from net catch-up fees related to alternative assets in the six months ended June 30, 2018. Average AUM excluding equity-accounted Affiliates (see Table 12) increased 10.6% from the first six months of 2017 to $239.6 billion, and the bps yield on these assets rose from 37.5 bps to 39.7 bps. This increase in yield is primarily driven by net catch-up fees related to alternative assets. Net catch-up fees represent payment of fund management fees back to the initial closing date for certain products with multiple closings, less placement fees paid to third parties related to these funds. Performance fee revenue was $5.0 million for the current period, compared to $11.4 million in the prior-year period, principally reflecting the variable nature of performance fees and a performance fee earned on an alternative product in the prior year that was not repeated in 2018. Other income, including equity-accounted Affiliates, decreased $(4.3) million, or (67.2)% from $6.4 million for the six months ended June 30, 2017 to $2.1 million for the six months ended June 30, 2018 due to the fact that Heitman was included in the results for the six months ended June 30, 2017 and is no longer included in the current period. Total ENI operating expenses (see Table 9) grew 9.7% to $166.0 million, from $151.3 million in the prior-year period. Total operating expenses as a percentage of management fee revenue decreased to 35.2% for the six months ended June 30, 2018 from 37.6% in the prior year period, as management fee growth of 17.1% outpaced the 9.7% increase in operating expenses, partially reflecting the Company’s higher level of net catch-up fees and Center efficiencies. Of the $14.7 million increase in operating expenses between the six months ended June 30, 2017 and 2018, $7.9 million was due to higher fixed compensation and benefits, which was primarily attributable to growth in the business and annual cost of living increases. Total variable compensation increased 11.5% period-over-period from $112.3 million to $125.2 million, however the ENI variable compensation ratio (variable compensation as a percentage of ENI earnings before variable compensation) decreased to 40.1% compared to 41.8% in the prior-year period. The sum of operating expense and variable compensation increased $27.6 million, or 10.5% period-over-period, while revenue increased 13.9% over this period, resulting in a 188 bps increase in BSIG’s ENI operating margin to 39.1% from 37.3%. Affiliate key employee distributions increased 35.0% period-over-period, from $31.4 million to $42.4 million, primarily due to higher ENI operating earnings and the levered structure of distributions at certain Affiliates. The ratio of Affiliate key employee distributions over ENI operating earnings was 22.6%, compared to 20.1% in the year-ago period, primarily due to higher earnings before Affiliate key employee distributions at Affiliates with higher employee ownership and leveraged equity plans which align incentives for growth. Net interest expense was $7.7 million for the six months ended June 30, 2018, compared to net interest expense of $9.8 million in the prior-year period. Tax on economic net income for the six months ended June 30, 2018 and 2017 was $31.8 million and $29.9 million, respectively, an increase of $1.9 million, or 6.4%, primarily reflecting higher pre-tax ENI offset by a lower tax rate. The effective ENI income tax rate decreased from 25.9% for the six months ended June 30, 2017 to 23.2% for the six months ended June 30, 2018 primarily due to the net impact of U.S. and U.K. tax law changes enacted in the fourth quarter of 2017.

For the three months ended June 30, 2018, Adjusted EBITDA was $72.8 million, up 3.1% compared to $70.6 million for the same period of 2017. For the six months ended June 30, 2018, Adjusted EBITDA was $151.8 million, up 16.3% compared to $130.5 million for the same period of 2017. See Table 22 for a reconciliation of U.S. GAAP net income attributable to controlling interests to EBITDA, Adjusted EBITDA and ENI.

Table 7: Reconciliation of U.S. GAAP Net Income to Economic Net Income

($ in millions)		Three Months Ended June 30,		Six Months Ended June 30,
		2018	2017	2018	2017
U.S. GAAP net income attributable to controlling interests		$2.1	$12.9	$59.4	$34.3
Adjustments to reflect the economic earnings of the Company:
i.	Non-cash key employee-owned equity and profit interest revaluations	34.0	23.3	63.9	35.2
ii.	Amortization of acquired intangible assets, acquisition-related consideration and pre-acquisition employee equity	19.4	19.4	38.6	38.6
iii.	Capital transaction costs	0.1	—	0.1	—
iv.	Seed/Co-investment (gains) losses and financings(1)	6.0	(2.9)	7.8	(8.7)
v.	Tax benefit of goodwill and acquired intangibles deductions	1.4	2.3	2.9	4.5
vi.	Discontinued operations and restructuring(2)	0.8	9.3	(64.8)	9.4
vii.	ENI tax normalization	3.1	2.1	9.9	2.2
Tax effect of above adjustments, as applicable(3)		(16.4)	(19.8)	(12.4)	(30.0)
Economic net income		$50.5	$46.6	$105.4	$85.5
(1) See Table 21 for the components of seed capital and co-investment gains and losses, and financing costs.
(2) The six months ended June 30, 2018 includes the gain on sale of Heitman of $65.7 million. Included in restructuring in the three and six months ended June 30, 2017 is $9.3 million related to CEO transition costs, comprised of $0.5 million of fixed compensation and benefits and $8.8 million of variable compensation.

(3) Reflects the sum of lines i., ii., iii., iv. and the restructuring component of line vi. multiplied by the 27.3% U.S. statutory tax rate in 2018 (including state tax) and the 40.2% U.S. statutory tax rate in 2017 (including state tax).

See Table 18 for a per-share presentation of the above reconciliation.
Please see the definition of Economic Net Income within “Definitions and Additional Notes”

The following table identifies the components of ENI revenue:

Table 8: Components of ENI Revenue

($ in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	Increase (Decrease)	2018	2017	Increase (Decrease)
Management fees	$226.4	$206.7	9.5%	$471.4	$402.4	17.1%
Performance fees	3.0	11.2	(73.2)%	5.0	11.4	(56.1)%
Other income, including equity-accounted Affiliates(1)	1.3	3.5	(62.9)%	2.1	6.4	(67.2)%
ENI revenue	$230.7	$221.4	4.2%	$478.5	$420.2	13.9%
See Table 19 for a reconciliation from U.S. GAAP revenue to ENI revenue.
(1) Heitman represents $2.6 million and $4.3 million for the three and six months ended June 30, 2017, respectively.
Please see “Definitions and Additional Notes”

The following table identifies the components of ENI operating expense:

Table 9: Components of ENI Operating Expense

($ in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	Increase (Decrease)	2018	2017	Increase (Decrease)
Fixed compensation & benefits	$44.8	$41.0	9.3%	$91.7	$83.8	9.4%
General and administrative expenses	33.1	32.2	2.8%	67.4	62.2	8.4%
Depreciation and amortization	3.5	2.8	25.0%	6.9	5.3	30.2%
ENI operating expense	$81.4	$76.0	7.1%	$166.0	$151.3	9.7%
See Table 20 for a reconciliation from U.S. GAAP operating expense to ENI operating expense.
Please see “Definitions and Additional Notes”

The following table shows our key non-GAAP operating metrics for the three and six months ended June 30, 2018 and 2017. We present these metrics because they are the measures our management uses to evaluate the profitability of our business and are useful to investors because they represent the key drivers and measures of economic performance within our business model. Please see “Definitions and Additional Notes” for an explanation of each ratio and its usefulness in measuring the economics and operating performance of our business.

Table 10: Key ENI Operating Metrics

($ in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	Increase (Decrease)	2018	2017	Increase (Decrease)
Numerator: ENI operating earnings(1)	$88.0	$84.3	4.4%	$187.3	$156.6	19.6%
Denominator: ENI revenue	$230.7	$221.4	4.2%	$478.5	$420.2	13.9%
ENI operating margin	38.1%	38.1%	7 bps	39.1%	37.3%	188 bps

Numerator: ENI operating expense	$81.4	$76.0	7.1%	$166.0	$151.3	9.7%
Denominator: ENI management fee revenue	$226.4	$206.7	9.5%	$471.4	$402.4	17.1%
ENI operating expense ratio	36.0%	36.8%	(81) bps	35.2%	37.6%	(239) bps

Numerator: ENI variable compensation	$61.3	$61.1	0.3%	$125.2	$112.3	11.5%
Denominator: ENI earnings before variable compensation(2)	$149.3	$145.4	2.7%	$312.5	$268.9	16.2%
ENI variable compensation ratio	41.1%	42.0%	(96) bps	40.1%	41.8%	(170) bps

Numerator: Affiliate key employee distributions	$18.7	$16.5	13.3%	$42.4	$31.4	35.0%
Denominator: ENI operating earnings(1)	$88.0	$84.3	4.4%	$187.3	$156.6	19.6%
ENI Affiliate key employee distributions ratio	21.3%	19.6%	168 bps	22.6%	20.1%	259 bps

Numerator: Tax on economic net income	$15.3	$16.4	(6.7)%	$31.8	$29.9	6.4%
Denominator: Pre-tax economic net income	$65.8	$63.0	4.4%	$137.2	$115.4	18.9%
Economic net income effective tax rate	23.3%	26.0%	(278) bps	23.2%	25.9%	(273) bps
(1) ENI operating earnings represents ENI earnings before Affiliate key employee distributions and is calculated as ENI revenue, less ENI operating expense, less ENI variable compensation.
(2) ENI earnings before variable compensation is calculated as ENI revenue, less ENI operating expense.
Please see “Definitions and Additional Notes”
Please refer to the Company’s Quarterly Report on Form 10-Q for comparable U.S. GAAP metrics.

Recent Events

On August 1, 2018, the Board of Directors of the Company elected Reginald Love as an independent Director of the Company, effective as of August 1, 2018.  Mr. Love has served as a Partner at RON Transatlantic EG (or “Transatlantic”), an international financial holding company with private equity investments in the financial services, logistics, energy, industrial and beer sectors in the United States, Latin America and Europe. Mr. Love’s work focuses on financial services and energy investments at Transatlantic. Prior to joining Transatlantic, Mr. Love served in the Executive Office of the President of the United States and as a personal aide to President Obama from 2007-2011. Mr. Love graduated from Duke University in 2005 and holds an MBA from The Wharton School at the University of Pennsylvania. He serves on the Board of Directors of Organize.org, Providence Day School, TeamWorks and the Center for Environmental Farming System.

On August 1, 2018, Directors Guang Yang and Suren Rana, informed the Company that they will be leaving HNA to work on a new business venture, a move that had been approved by HNA and carefully planned for several months. HNA and Dr. Yang and Mr. Rana have agreed that they will remain HNA’s representatives on BrightSphere’s Board under the Shareholder Agreement and will manage the BrightSphere investment for HNA to realize value over time.

Dividend Declaration

The Company’s Board of Directors approved a quarterly interim dividend of $0.10 per share payable on September 28, 2018 to shareholders of record as of the close of business on September 14, 2018.

About BrightSphere

BrightSphere is a global, multi-boutique asset management company with $234.3 billion of assets under management as of June 30, 2018. Its diverse Affiliates offer leading, alpha generating investment products to investors around the world. BrightSphere’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between BrightSphere and its Affiliates, aligns the interests of the Company and its Affiliates to work collaboratively in accelerating their growth. BrightSphere’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information about BrightSphere, please visit the Company’s website at www.bsig.com.

 Forward Looking Statements

This press release includes forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995, including information relating to anticipated growth in revenues, margins or earnings, anticipated changes in the Company’s business, anticipated future performance of the Company’s business, the impact of the Landmark acquisition,anticipated future investment performance of the Company’s Affiliates, expected future net cash flows, anticipated expense levels, changes in expense, the expected effects of acquisitions and expectations regarding market conditions.  The words or phrases ‘‘will likely result,’’ ‘‘are expected to,’’ ‘‘will continue,’’ ‘‘is anticipated,’’ ‘‘can be,’’ ‘‘may be,’’ ‘‘aim to,’’ ‘‘may affect,’’ ‘‘may depend,’’ ‘‘intends,’’ ‘‘expects,’’ ‘‘believes,’’ ‘‘estimate,’’ ‘‘project,’’ and other similar expressions are intended to identify such forward-looking statements. Such statements are subject to various known and unknown risks and uncertainties and readers should be cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.

Actual results may differ materially from those in forward-looking information as a result of various factors, some of which are beyond the Company’s control, including but not limited to those discussed above and elsewhere in this press release and in the Company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 28, 2018. Due to such risks and uncertainties and other factors, the Company cautions each person receiving such forward-looking information not to place undue reliance on such statements. Further, such forward-looking statements speak only as of the date of this press release and the Company undertakes no obligations to update any forward looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conference Call Dial-in

The Company will hold a conference call and simultaneous webcast to discuss the results at 10:00 a.m. Eastern Time on August 2, 2018. The Company has also released an earnings presentation that will be discussed during the conference call. Please go to https://ir.bsig.com to download the presentation. To listen to the call or view the webcast, participants should:

Dial-in:
Toll Free Dial-in Number:            (844) 579-6824
International Dial-in Number:        (763) 488-9145
Conference ID:                8659069
Link to Webcast:
http://event.on24.com/r.htm?e=1773367&s=1&k=45099070563129A28597D328DB8144A0

Dial-in Replay:
A replay of the call will be available beginning approximately one hour after its conclusion either on BrightSphere’s website, at https://ir.bsig.com or at:
Toll Free Dial-in Number:            (855) 859-2056
International Dial-in Number:        (404) 537-3406
Conference ID:                8659069

Table 11: Assets Under Management Rollforward by Asset Class

($ in billions, unless otherwise noted)	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
U.S. equity
Beginning balance	$76.6	$81.2	$82.1	$81.2	$82.0
Gross inflows	0.7	1.5	0.8	2.2	2.5
Gross outflows	(4.6)	(3.1)	(3.6)	(7.7)	(8.2)
Net flows	(3.9)	(1.6)	(2.8)	(5.5)	(5.7)
Market appreciation (depreciation)	2.1	(3.0)	2.0	(0.9)	5.0
Ending balance	$74.8	$76.6	$81.3	$74.8	$81.3
Average AUM	$76.1	$80.2	$81.1	$78.4	$81.8
Average AUM of consolidated Affiliates	$74.0	$78.1	$79.2	$76.3	$79.8

Global / non-U.S. equity
Beginning balance	$126.3	$126.2	$105.2	$126.2	$96.4
Gross inflows	4.4	4.8	4.6	9.2	9.1
Gross outflows	(4.9)	(4.7)	(3.6)	(9.6)	(7.7)
Net flows	(0.5)	0.1	1.0	(0.4)	1.4
Market appreciation (depreciation)	(3.5)	—	6.7	(3.5)	15.1
Ending balance	$122.3	$126.3	$112.9	$122.3	$112.9
Average AUM(1)	$125.1	$128.3	$109.8	$126.8	$105.5

Fixed income
Beginning balance	$13.9	$13.5	$13.2	$13.5	$13.9
Gross inflows	0.4	0.9	0.2	1.3	0.8
Gross outflows	(0.3)	(0.2)	(0.6)	(0.5)	(2.1)
Net flows	0.1	0.7	(0.4)	0.8	(1.3)
Market appreciation (depreciation)	(0.2)	(0.3)	0.4	(0.5)	0.6
Ending balance	$13.8	$13.9	$13.2	$13.8	$13.2
Average AUM(1)	$13.9	$13.6	$13.3	$13.7	$13.4

Alternatives(3)
Beginning balance	$23.3	$22.1	$49.2	$22.1	$48.1
Gross inflows	0.6	3.1	2.5	3.7	3.9
Gross outflows	(0.3)	(0.3)	(0.4)	(0.6)	(0.8)
Hard asset disposals	(0.1)	(0.1)	(0.2)	(0.2)	(0.3)
Net flows	0.2	2.7	1.9	2.9	2.8
Market appreciation (depreciation)	(0.1)	—	0.3	(0.1)	0.5
Other(2)	—	(1.5)	—	(1.5)	—
Ending balance	$23.4	$23.3	$51.4	$23.4	$51.4
Average AUM	$23.3	$22.4	$50.5	$22.8	$49.6
Average AUM of consolidated Affiliates	$23.3	$22.4	$18.5	$22.8	$18.0

Total(3)
Beginning balance	$240.1	$243.0	$249.7	$243.0	$240.4
Gross inflows	6.1	10.3	8.1	16.4	16.3
Gross outflows	(10.1)	(8.3)	(8.2)	(18.4)	(18.8)
Hard asset disposals	(0.1)	(0.1)	(0.2)	(0.2)	(0.3)
Net flows	(4.1)	1.9	(0.3)	(2.2)	(2.8)
Market appreciation (depreciation)	(1.7)	(3.3)	9.4	(5.0)	21.2
Other(2)	—	(1.5)	—	(1.5)	—
Ending balance	$234.3	$240.1	$258.8	$234.3	$258.8
Average AUM	$238.4	$244.5	$254.7	$241.7	$250.3
Average AUM of consolidated Affiliates	$236.3	$242.4	$220.8	$239.6	$216.7

Basis points: inflows(3)	42.3	48.9	52.8	46.4	47.7
Basis points: outflows(3)	40.2	37.4	35.3	38.9	33.4
Annualized revenue impact of net flows (in millions)	$(15.2)	$19.0	$13.1	$3.8	$13.9
Derived average weighted NCCF	(3.9)	4.6	3.4	0.7	3.6

(1) Average AUM equals average AUM of consolidated Affiliates.
(2) “Other” in Q1’18 primarily relates to the decline in billable AUM as a legacy alternative fund transitioned from billing based on committed AUM to net asset value.
(3) Reflects removal of Heitman in the third quarter of 2017.
Please see “Definitions and Additional Notes”

Table 12: Management Fee Revenue and Average Fee Rates on Assets Under Management

($ in millions, except AUM data in billions)	Three Months Ended						Six Months Ended
	June 30, 2018		March 31, 2018		June 30, 2017		June 30, 2018		June 30, 2017
	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts
U.S. equity	$45.5	25	$47.6	25	$48.1	24	$93.1	25	$97.7	25
Global/non-U.S. equity	126.2	40	128.6	41	114.1	42	254.8	41	217.8	42
Fixed income	6.8	20	6.8	20	6.8	21	13.6	20	13.9	21
Alternatives	47.9	82	62.0	112	37.7	82	109.9	97	73.0	82
Management fee revenue	$226.4	38.4	$245.0	41.0	$206.7	37.5	$471.4	39.7	$402.4	37.5
Average AUM excluding equity-accounted Affiliates	$236.3		$242.4		$220.8		$239.6		$216.7
Average AUM including equity-accounted Affiliates and weighted average fee rate(1)	$238.4	38.6	$244.5	41.1	$254.7	38.1	$241.7	39.8	$250.3	37.9
(1) As of the beginning of the third quarter, 2017, the Company removed Heitman from its AUM metrics. AUM in 2017 includes Heitman and AUM in 2018 excludes Heitman.
Amounts shown exclude equity-accounted Affiliates unless otherwise noted.
Please see “Definitions and Additional Notes”

Table 13: Assets Under Management by Strategy

($ in billions)	June 30, 2018	March 31, 2018	December 31, 2017	June 30, 2017
U.S. equity, small/smid cap	$6.8	$7.3	$7.6	$7.4
U.S. equity, mid cap value	12.0	12.3	13.0	12.5
U.S. equity, large cap value	53.0	54.2	57.8	57.9
U.S. equity, core/blend	3.0	2.8	2.8	3.5
Total U.S. equity	74.8	76.6	81.2	81.3
Global equity	40.1	40.5	40.3	36.4
International equity	53.4	54.5	55.5	50.7
Emerging markets equity	28.8	31.3	30.4	25.8
Total global/non-U.S. equity	122.3	126.3	126.2	112.9
Fixed income	13.8	13.9	13.5	13.2
Alternatives(1)	23.4	23.3	22.1	51.4
Total assets under management	$234.3	$240.1	$243.0	$258.8
(1) Reported AUM after June 30, 2017 removes Heitman. Heitman AUM was $32.4 billion at June 30, 2017.
Please see “Definitions and Additional Notes”

Table 14: Assets Under Management by Affiliate

($ in billions)	June 30, 2018	March 31, 2018	December 31, 2017	June 30, 2017
Acadian Asset Management	$96.9	$99.5	$97.7	$87.5
Barrow, Hanley, Mewhinney & Strauss	84.9	86.7	91.7	91.7
Campbell Global	5.2	5.2	5.3	5.2
Copper Rock Capital Partners	5.2	6.1	6.4	5.7
Investment Counselors of Maryland(1)	2.2	2.0	2.1	2.0
Landmark Partners	16.6	16.2	14.8	11.6
Thompson, Siegel & Walmsley	23.3	24.4	25.0	22.7
Total assets under management excluding Heitman(2)	234.3	240.1	243.0	226.4
Heitman(1)	—	—	—	32.4
Total assets under management	$234.3	$240.1	$243.0	$258.8
(1) Equity-accounted Affiliate. The Company has removed Heitman from its AUM and cash flow metrics as of the beginning of the third quarter, 2017.
(2) Heitman stopped contributing to the Company's financial results as of November 30, 2017, therefore Heitman's December 31, 2017 AUM is not reflected in the table above.
Please see “Definitions and Additional Notes”

Table 15: Assets Under Management by Client Type

($ in billions)	June 30, 2018		March 31, 2018		December 31, 2017		June 30, 2017
	AUM	% of total	AUM	% of total	AUM	% of total	AUM	% of total
Sub-advisory	$74.6	31.8%	$76.7	32.0%	$80.1	33.0%	$80.7	31.2%
Corporate / Union	41.7	17.8%	43.6	18.2%	45.1	18.5%	47.6	18.4%
Public / Government	70.0	29.9%	70.7	29.4%	70.2	28.9%	87.2	33.7%
Endowment / Foundation	4.9	2.1%	5.0	2.1%	4.9	2.0%	5.0	1.9%
Old Mutual Group	2.6	1.1%	2.5	1.0%	2.6	1.1%	3.5	1.4%
Commingled Trust/UCITS	29.6	12.6%	30.5	12.7%	29.1	12.0%	23.8	9.2%
Mutual Fund	2.1	0.9%	2.1	0.9%	2.0	0.8%	1.9	0.7%
Other	8.8	3.8%	9.0	3.7%	9.0	3.7%	9.1	3.5%
Total assets under management	$234.3		$240.1		$243.0		$258.8
Please see “Definitions and Additional Notes”

Table 16: AUM by Client Location

($ in billions)	June 30, 2018		March 31, 2018		December 31, 2017		June 30, 2017
	AUM	% of total	AUM	% of total	AUM	% of total	AUM	% of total
U.S.	$180.4	77.0%	$186.7	77.8%	$190.1	78.2%	$205.2	79.3%
Europe	19.3	8.2%	20.0	8.3%	19.5	8.0%	18.8	7.3%
Asia	10.7	4.6%	10.4	4.3%	10.4	4.3%	13.5	5.2%
Middle East	0.2	0.1%	0.2	0.1%	0.2	0.1%	0.2	0.1%
Australia	9.8	4.2%	8.7	3.6%	8.8	3.6%	8.8	3.4%
Other	13.9	5.9%	14.1	5.9%	14.0	5.8%	12.3	4.7%
Total assets under management	$234.3		$240.1		$243.0		$258.8
Please see “Definitions and Additional Notes”

Table 17: AUM NCCF, Annualized Revenue Impact of NCCF, Fee Rates and Derived Average Weighted NCCF

			AUM NCCF ($ billions)	Annualized Revenue Impact of NCCF ($ millions)	Weighted Average Fee Rate on Total Average AUM (bps)	Derived Average Weighted NCCF ($ billions)
2015	Q1		$(0.2)	$11.3	34.0	$3.3
	Q2		0.8	13.5	34.3	3.9
	Q3		(2.5)	0.7	34.5	0.2
	Q4		(3.2)	(6.6)	34.7	(1.9)
2016	Q1		2.4	7.3	34.7	2.1
	Q2		(2.9)	(3.4)	35.0	(1.0)
	Q3		(2.6)	(7.5)	35.7	(2.1)
	Q4		1.5	14.6	36.1	4.0
2017	Q1		(2.5)	0.8	37.7	0.2
	Q2		(0.3)	13.1	38.1	3.4
	Q3	(1)	0.5	12.2	38.6	3.2
	Q4	(1)	(3.7)	6.8	39.3	1.7
2018	Q1		1.9	19.0	41.1	4.6
	Q2		(4.1)	(15.2)	38.6	(3.9)
(1) Reflects removal of Heitman.
Please see “Definitions and Additional Notes”

Table 18: Reconciliation of per-share U.S. GAAP Net Income to Economic Net Income

($)		Three Months Ended June 30,		Six Months Ended June 30,
		2018	2017	2018	2017
U.S. GAAP net income per share		$0.02	$0.11	$0.54	$0.30
Adjustments to reflect the economic earnings of the Company:
i.	Non-cash key employee-owned equity and profit interest revaluations	0.31	0.21	0.59	0.31
ii.	Amortization of acquired intangible assets, acquisition-related consideration and pre-acquisition employee equity	0.18	0.17	0.35	0.34
iii.	Capital transaction costs	—	—	—	—
iv.	Seed/Co-investment (gains) losses and financing	0.06	(0.02)	0.07	(0.07)
v.	Tax benefit of goodwill and acquired intangibles deductions	0.01	0.02	0.03	0.04
vi.	Discontinued operations and restructuring	0.01	0.08	(0.59)	0.08
vii.	ENI tax normalization	0.03	0.02	0.09	0.02
Tax effect of above adjustments, as applicable		(0.15)	(0.17)	(0.11)	(0.26)
Economic net income per share		$0.47	$0.42	$0.97	$0.76
Please see “Definitions and Additional Notes”

Table 19: Reconciliation of U.S. GAAP Revenue to ENI Revenue

($ in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
U.S. GAAP revenue	$233.9	$218.8	$483.6	$415.0
Include investment return on equity-accounted Affiliates(1)	0.7	3.1	1.3	5.5
Exclude revenue from consolidated Funds	(1.2)	(0.5)	(1.4)	(0.7)
Exclude fixed compensation reimbursed by customers	(2.7)	—	(5.0)	—
Other	—	—	—	0.4
ENI revenue	$230.7	$221.4	$478.5	$420.2
(1) Includes $2.6 million and $4.3 million related to Heitman for the three and six months ended June 30, 2017, respectively.
Please see “Definitions and Additional Notes”

Table 20: Reconciliation of U.S. GAAP Operating Expense to ENI Operating Expense

($ in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
U.S. GAAP operating expense	$218.6	$205.9	$442.7	$378.6
Less: items excluded from ENI
Acquisition-related consideration and pre-acquisition employee equity(1)	(17.7)	(17.7)	(35.3)	(35.3)
Non-cash key employee-owned equity and profit interest revaluations	(34.0)	(23.3)	(63.9)	(35.2)
Amortization of acquired intangible assets	(1.7)	(1.7)	(3.3)	(3.3)
Capital transaction and restructuring costs	(0.9)	(9.3)	(1.0)	(9.3)
Exclude fixed compensation reimbursed by customers	(2.7)	—	(5.0)	—
Funds’ operating expense	(0.2)	(0.3)	(0.6)	(0.5)
Less: items segregated out of U.S. GAAP operating expense
Variable compensation	(61.3)	(61.1)	(125.2)	(112.3)
Affiliate key employee distributions	(18.7)	(16.5)	(42.4)	(31.4)
ENI operating expense	$81.4	$76.0	$166.0	$151.3
(1) Reflects amortization of contingent consideration and equity owned by employees, both with a service requirement, associated with the Landmark acquisition; revaluation of the Landmark interests is included in “Non-cash key employee-owned equity and profit interest revaluations.”

Please see “Definitions and Additional Notes”

Table 21: Components of Seed/Co-investment Gains (Losses) and Financing

($ in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Seed/Co-investment gains (losses)	$(3.9)	$3.6	$(4.1)	$10.3
Financing costs:
Seed/Co-investment average balance	130.5	51.0	120.0	56.1
Blended interest rate(1)	6.5%	6.2%	6.2%	6.2%
Financing costs	(2.1)	(0.7)	(3.7)	(1.6)
Net seed/co-investment gains (losses) and financing	$(6.0)	$2.9	$(7.8)	$8.7
(1) The blended rate is based first on the interest rate paid on the Company’s non-recourse seed capital facility up to the average amount drawn, and thereafter on the weighted average rate of the long-term debt.

Please see “Definitions and Additional Notes”

Table 22: Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Economic Net Income

($ in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income attributable to controlling interests	$2.1	$12.9	$59.4	$34.3
Net interest expense	5.5	5.6	11.3	11.4
Income tax expense (including tax expenses related to discontinued operations)	3.6	1.0	32.3	6.6
Depreciation and amortization (including intangible assets)	5.2	4.4	10.2	8.6
EBITDA	$16.4	$23.9	$113.2	$60.9
Non-cash compensation costs associated with revaluation of Affiliate key employee-owned equity and profit-sharing interests	34.0	23.3	63.9	35.2
Amortization of acquisition-related consideration and pre-acquisition employee equity	17.7	17.7	35.3	35.3
EBITDA of discontinued operations	—	—	—	0.1
(Gain) loss on seed and co-investments	3.9	(3.6)	4.1	(10.3)
Restructuring(1)	0.8	9.3	(64.8)	9.3
Capital transaction costs	0.1	—	0.1	—
Other	(0.1)	—	—	—
Adjusted EBITDA	$72.8	$70.6	$151.8	$130.5
ENI net interest expense to third parties	(3.5)	(4.8)	(7.7)	(9.8)
Depreciation and amortization	(3.5)	(2.8)	(6.9)	(5.3)
Tax on economic net income	(15.3)	(16.4)	(31.8)	(29.9)
Economic net income	$50.5	$46.6	$105.4	$85.5
(1) The six months ended June 30, 2018 includes the gain on sale of Heitman of $65.7 million. The three and six months ended June 30, 2017 include costs associated with the CEO transition.
Please see “Definitions and Additional Notes”

Table 23: Calculation of ENI Effective Tax Rate

($ in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Pre-tax economic net income(1)	$65.8	$63.0	$137.2	$115.4
Intercompany interest expense deductible for U.S. tax purposes	(19.6)	(19.6)	(38.9)	(38.9)
Taxable economic net income	46.2	43.4	98.3	76.5
Taxes at the U.S. federal and state statutory rates(2)	(12.7)	(17.5)	(26.9)	(30.8)
Other reconciling tax adjustments	(2.6)	1.1	(4.9)	0.9
Tax on economic net income	(15.3)	(16.4)	(31.8)	(29.9)
Add back intercompany interest expense previously excluded	19.6	19.6	38.9	38.9
Economic net income	$50.5	$46.6	$105.4	$85.5
Economic net income effective tax rate(3)	23.3%	26.0%	23.2%	25.9%
(1) Pre-tax economic net income is shown before intercompany interest and tax expenses.
(2) Taxed at U.S. Federal and State statutory rate of 27.3% in 2018 and 40.2% in 2017.
(3) The economic net income effective tax rate is calculated by dividing the tax on economic net income by pre-tax economic net income.
Please see “Definitions and Additional Notes”

Definitions and Additional Notes

References to “BrightSphere” “BSIG” or the “Company” refer to BrightSphere Investment Group plc; references to “OM plc” refer to Old Mutual plc, the Company’s former parent; references to “BSUS” or the “Center” refer to the holding company excluding the Affiliates; references to "Landmark" refer to Landmark Partners, LLC, acquired by the Company in August 2016. BrightSphere operates its business through seven boutique asset management firms (the “Affiliates”). BrightSphere’s distribution activities are conducted in various jurisdictions through affiliated companies in accordance with local regulatory requirements.

Economic net income

The Company uses a non-GAAP performance measure referred to as economic net income (“ENI”) to represent its view of the underlying economic earnings of the business. ENI is used to make resource allocation decisions, determine appropriate levels of investment or dividend payout, manage balance sheet leverage, determine Affiliate variable compensation and equity distributions, and incentivize management. The Company’s ENI adjustments to U.S. GAAP include both reclassifications of U.S. GAAP revenue and expense items, as well as adjustments to U.S. GAAP results, primarily to exclude non-cash, non-economic expenses, or to reflect cash benefits not recognized under U.S. GAAP.

The Company re-categorizes certain line items on the income statement to:

•	exclude the effect of Fund consolidation by removing the portion of Fund revenues, expenses and investment return which is not attributable to its shareholders;

•	include within management fee revenue any fees paid to Affiliates by consolidated Funds, which are viewed as investment income under U.S. GAAP;

•	include the Company’s share of earnings from equity-accounted Affiliates within other income, rather than investment income;

•	treat sales-based compensation as a general and administrative expense, rather than part of fixed compensation and benefits;

•	identify separately from operating expenses, variable compensation and Affiliate key employee distributions, which represent Affiliate earnings shared with Affiliate key employees; and

•
net the separate revenues and expenses recorded under U.S. GAAP for certain Fund expenses initially paid by its Affiliates on the Fund’s behalf and subsequently reimbursed, to better reflect the actual economics of the Company’s business.

The Company also makes the following adjustments to U.S. GAAP results to more closely reflect its economic results by:

i.
excluding non-cash expenses representing changes in the value of Affiliate equity and profit interests held by Affiliate key employees. These ownership interests may in certain circumstances be repurchased by BrightSphere at a value based on a pre-determined fixed multiple of trailing earnings and as such this value is carried on the Company’s balance sheet as a liability. Non-cash movements in the value of this liability are treated as compensation expense under U.S. GAAP. However, any equity or profit interests repurchased by BrightSphere can be used to fund a portion of future variable compensation awards, resulting in savings in cash variable compensation that offset the negative cash effect of repurchasing the equity.

ii.
excluding non-cash amortization or impairment expenses related to acquired goodwill and other intangibles as these are non-cash charges that do not result in an outflow of tangible economic benefits from the business. It also excludes the amortization of acquisition-related contingent consideration, as well as the value of employee equity owned pre-acquisition, as occurred as a result of the Landmark transaction, where such items have been included in compensation expense as a result of ongoing service requirements for certain employees. Please note that the revaluations related to these acquisition-related items are included in (i) above.

iii.
excluding capital transaction costs, including the costs of raising debt or equity, gains or losses realized as a result of redeeming debt or equity and direct incremental costs associated with acquisitions of businesses or assets.

iv.
excluding seed capital and co-investment gains, losses and related financing costs. The net returns on these investments are considered and presented separately from ENI because ENI is primarily a measure of the Company’s earnings from managing client assets, which therefore differs from earnings generated by its investments in Affiliate products, which can be variable from period to period.

v.	including cash tax benefits associated with deductions allowed for acquired intangibles and goodwill that may not be recognized or have timing differences compared to U.S. GAAP.

vi.
excluding the results of discontinued operations attributable to controlling interests since they are not part of the Company’s ongoing business, and restructuring costs incurred in continuing operations which represent an exit from a distinct product or line of business.

vii.
excluding deferred tax resulting from changes in tax law and expiration of statutes, adjustments for uncertain tax positions, deferred tax attributable to intangible assets and other unusual items not related to current operating results to reflect ENI tax normalization.

The Company adjusts its income tax expense to reflect any tax impact of its ENI adjustments.  Please see Table 7 for a reconciliation of U.S. GAAP net income attributable to controlling interests to economic net income.

Adjusted EBITDA

Adjusted EBITDA is defined as economic net income before interest, income taxes, depreciation and amortization. The Company notes that its calculation of Adjusted EBITDA may not be consistent with Adjusted EBITDA as calculated by other companies. The Company believes Adjusted EBITDA is a useful liquidity metric because it indicates the Company’s ability to make further investments in its business, service debt and meet working capital requirements. Please see Table 22 for a reconciliation of U.S. GAAP net income attributable to controlling interests to EBITDA, Adjusted EBITDA and ENI.

Methodologies for calculating investment performance(1):

Revenue-weighted investment performance measures the percentage of management fee revenue generated by Affiliate strategies which are beating benchmarks. It calculates each strategy’s percentage weight by taking its estimated composite revenue over total composite revenues in each period, then sums the total percentage of revenue for strategies outperforming.

Equal-weighted investment performance measures the percentage of Affiliates’ scale strategies (defined as strategies with greater than $100 million of AUM) beating benchmarks. Each outperforming strategy over $100 million has the same weight; the calculation sums the number of strategies outperforming relative to the total number of composites over $100 million.

Asset-weighted investment performance measures the percentage of AUM in strategies beating benchmarks.  It calculates each strategy’s percentage weight by taking its composite AUM over total composite AUM in each period, then sums the total percentage of AUM for strategies outperforming.
______________________
(1) Barrow Hanley’s Windsor II Large Cap Value account AUM and return are separated from Barrow Hanley’s Large Cap Value composite in revenue-weighted, equal-weighted and asset-weighted outperformance percentage calculations.

ENI operating earnings

ENI operating earnings represents ENI earnings before Affiliate key employee distributions and is calculated as ENI revenue, less ENI operating expense, less ENI variable compensation. It differs from economic net income because it does not include the effects of Affiliate key employee distributions, net interest expense or income tax expense.

ENI operating margin

The ENI operating margin, which is calculated before Affiliate key employee distributions, is used by management and is useful to investors to evaluate the overall operating margin of the business without regard to our various ownership levels at each of the Affiliates. ENI operating margin is a non-GAAP efficiency measure, calculated based on ENI operating earnings divided by ENI revenue. The ENI operating margin is most comparable to our U.S. GAAP operating margin.

ENI management fee revenue

ENI Management fee revenue corresponds to U.S. GAAP management fee revenue.

Net catch-up fees

Net catch-up fees represent payment of fund management fees back to the initial closing date for certain products with multiple closings, less placement fees paid to third parties related to these funds.

ENI operating expense ratio

The ENI operating expense ratio is used by management and is useful to investors to evaluate the level of operating expense as measured against our recurring management fee revenue. We have provided this ratio since many operating expenses, including fixed compensation & benefits and general and administrative expense, are generally linked to the overall size of the business. We track this ratio as a key measure of scale economies at BrightSphere because in our profit sharing economic model, scale benefits both the Affiliate employees and BrightSphere shareholders.

ENI earnings before variable compensation

ENI earnings before variable compensation is calculated as ENI revenue, less ENI operating expense.

ENI variable compensation ratio

The ENI variable compensation ratio is calculated as variable compensation divided by ENI earnings before variable compensation. It is used by management and is useful to investors to evaluate consolidated variable compensation as measured against our ENI earnings before variable compensation. Variable compensation is usually awarded based on a contractual percentage of each Affiliate’s ENI earnings before variable compensation and may be paid in the form of cash or non-cash Affiliate equity or profit interests. Center variable compensation includes cash and BrightSphere equity. Non-cash variable compensation awards typically vest over several years and are recognized as compensation expense over that service period. The variable compensation ratio at each Affiliate will typically be between 25% and 35%.

ENI Affiliate key employee distribution ratio

The Affiliate key employee distribution ratio is calculated as Affiliate key employee distributions divided by ENI operating earnings. The ENI Affiliate key employee distribution ratio is used by management and is useful to investors to evaluate Affiliate key employee distributions as measured against our ENI operating earnings. Affiliate key employee distributions represent the share of Affiliate profits after variable compensation that is attributable to Affiliate key employee equity and profit interests holders, according to their ownership interests. At certain Affiliates, BSUS is entitled to an initial preference over profits after variable compensation, structured such that before a preference threshold is reached, there would be no required key employee distributions, whereas for profits above the threshold the key employee distribution amount would be calculated based on the key employee economic percentages, which range from approximately 20% to 40% at our consolidated Affiliates.

U.S. GAAP operating margin

U.S. GAAP operating margin equals operating income from continuing operations divided by total revenue.

Consolidated Funds

Financial information presented in accordance with U.S. GAAP may include the results of consolidated pooled investment vehicles, or Funds, managed by our Affiliates, where it has been determined that these entities are controlled by the Company. Financial results which are “attributable to controlling interests” exclude the impact of Funds to the extent it is not attributable to our shareholders.

Annualized revenue impact of net flows (“NCCF”)

Annualized revenue impact of net flows represents the difference between annualized management fees expected to be earned on new accounts and net assets contributed to existing accounts, less the annualized management fees lost on terminated accounts or net assets withdrawn from existing accounts, including equity-accounted Affiliates. Annualized revenue is calculated by multiplying the annual gross fee rate for the relevant account by the net assets gained in the account in the event of a positive flow or the net assets lost in the account in the event of an outflow and is designed to provide investors with a better indication of the potential financial impact of net client cash flows.

Hard asset disposals

Net flows in Table 1, Table 2 and Table 11 include hard asset disposals and fund distributions made by BrightSphere’s Affiliates.  This category is made up of investment-driven asset dispositions by Landmark, investing in real estate funds and secondary private equity; Heitman, a real estate manager; or Campbell, a timber manager.

Derived average weighted NCCF

Derived average weighted NCCF reflects the implied NCCF if annualized revenue impact of net flows represents asset flows at the weighted fee rate for BrightSphere overall (i.e. 38.6 bps in Q2'18). For example, NCCF annualized revenue impact of $(15.2) million divided by the average weighted fee rate of BrightSphere’s overall AUM of 38.6 bps equals the derived average weighted NCCF of $(3.9) billion.

n/m

“Not meaningful.”